Exhibit 99

NEWS RELEASE

For more information, contact:

Steve Albright

Chief Financial Officer

(636) 733-1305

FOR IMMEDIATE DISTRIBUTION

Reliv International Reports Fourth-Quarter

and Full-Year Financial Results for 2016

CHESTERFIELD, MO, March 28, 2017 – Reliv International, Inc. (NASDAQ:RELV), a maker of nutritional supplements that promote optimal health, today reported its financial results for the fourth quarter and full year of 2016.

Fourth-Quarter Results

Reliv reported net sales of $10.6 million for the fourth quarter of 2016, compared with net sales of $12.3 million for the fourth quarter of 2015. U.S. net sales decreased by 12.1 percent for the quarter compared with the same quarter in 2015. Net sales outside of the United States declined 18.4 percent in the fourth quarter of 2016 compared to the prior-year quarter, with 10.7 percent of that decline due to the impact of foreign currency fluctuation as the result of a stronger U.S. dollar.

Reliv reported net income of $272,000, or earnings of $0.15 per diluted share, for the fourth quarter of 2016 compared with a net loss of $206,000, or a loss of $0.11 per diluted share, for the fourth quarter of 2015. All earnings/loss per share amounts are based on the number of shares outstanding subsequent to the one-for-seven reverse stock split that took effect on October 4, 2016. Income from operations for the fourth quarter of 2016 was $275,000 compared with a loss from operations of $209,000 in the same quarter of 2015.

Full-Year Results

Reliv reported net sales of $45.5 million for 2016 compared with net sales of $51.8 million in 2015. U.S. net sales decreased to $35.6 million from $40.4 million, a decline of 11.9 percent.

Net sales in Reliv’s foreign markets for 2016 decreased 12.9 percent compared with net sales for 2015, with 8.1 percent of the decline due to the impact of foreign currency fluctuation as the result of a stronger U.S. dollar. The decline in net sales in Europe represented a significant portion of the decrease in foreign sales. Net sales in Europe declined by 11.3 percent in 2016 compared to the prior year, with virtually the entire decline due to the impact of foreign currency fluctuation.

The net loss for 2016 was $625,000 (loss per diluted share of $0.34) compared to a net loss of $1.2 million (loss per diluted share of $0.67) in 2015. The loss from operations for 2016 was $812,000 compared to a loss from operations of $1.27 million in 2015. Selling, general and administrative expenses were $20.2 million versus $23.6 million in 2015, as the effect of a cost reduction program implemented in May 2016 helped offset the impact of the sales decline. In 2016, Reliv recorded a valuation allowance of $292,000 against the tax benefits generated by its current year operating losses.

As previously reported, Reliv executed a one-for-seven (1:7) reverse stock split and Reliv’s common stock began trading on a split-adjusted basis when the market opened on October 4, 2016. As a result of the reverse stock split, each seven pre-split shares of common stock automatically combined into one new share of common stock, and the number of outstanding common shares decreased from approximately 12.9 million shares to 1.85 million shares.

“The cost reduction program instituted earlier this year returned us to profitability in the third and fourth quarters of 2016 while the preparation was underway for the rollout of our Fit3TM program,” said Ryan A. Montgomery, President. “With the rollout of Fit3 on February 1st, we look forward to an exciting 2017.”

The Fit3 program consists of three principal components: nutrition coaching, exercise coaching and Fit3 workout videos, and three new Fit3 nutritional products: Active, Burn and Purify. Fit3 differs from diets and exercise fads in that it promotes realistic and sustainable lifestyle changes. Fit3 program trials have been underway for more than a year and have produced significant, measurable results among participants.

“Fit3 ushers in a new era for Reliv,” commented Montgomery. “We have invested resources to make Fit3 much more than a set of extraordinary nutritional products; it is a multi-faceted lifestyle program and support system. And part of that lifestyle includes the Reliv business opportunity for those who wish to pursue it.”

Reliv had cash and cash equivalents of $3.6 million as of December 31, 2016, compared to $3.3 million as of December 31, 2015. Net cash generated from operating activities was $1.5 million in 2016 compared to $800,000 of cash used in operations in the prior-year period.

As of December 31, 2016, Reliv had 38,480 distributors and preferred customers – a decrease of 15.8 percent from December 31, 2015 – of which 5,320 are Master Affiliate level and above. The number of Master Affiliates decreased by 14.2 percent compared to the year-ago total. Master Affiliate is the level at which distributors are eligible to earn generation royalties. With the formal introduction of the Preferred Customer program in the United States and Canada in February 2016, Reliv now includes preferred customers as part of Active Distributor statistics.

About Reliv International, Inc.

Reliv International, based in Chesterfield, MO, produces nutritional supplements that promote optimal nutrition. Reliv supplements address essential nutrition, fitness and weight loss and targeted solutions. Reliv is the exclusive provider of LunaRich® products, which optimize levels of lunasin, a soy peptide that works at the epigenetic level to promote optimal health. The company sells its products through an international network marketing system of independent distributors in 15 countries. Learn more about Reliv at reliv.com, or on Facebook, Twitter or Instagram.

Statements made in this news release that are not historical facts are “forward-looking” statements (as defined in the Private Securities Litigation Reform Act of 1995) that involve risks and uncertainties and are subject to change at any time. These forward-looking statements may include, but are not limited to, statements containing words such as “may,” “should,” “could,” “would,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “continue” or similar expressions. Factors that could cause actual results to differ are identified in the public filings made by Reliv with the Securities and Exchange Commission. More information on factors that could affect Reliv’s business and financial results are included in its public filings made with the Securities and Exchange Commission, including its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, copies of which are available on the Company’s web site, reliv.com.

--FINANCIAL HIGHLIGHTS FOLLOW –

Reliv International, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

	December 31	December 31
	2016	2015
	(Unaudited)	(Audited)
Assets
Current Assets:
Cash and cash equivalents	$3,606,817	$3,262,263
Accounts receivable, less allowances of
$26,700 in 2016 and $30,200 in 2015	126,113	89,376
Accounts and note due from employees and distributors	139,931	134,668
Inventories	4,487,830	5,172,722
Other current assets	571,377	1,140,680

Total current assets	8,932,068	9,799,709

Other assets	7,679,357	8,042,196
Net property, plant and equipment	5,854,302	6,419,127

Total Assets	$22,465,727	$24,261,032

Liabilities and Stockholders' Equity

Accounts payable and accrued expenses	$4,234,305	$3,937,752
Current portion of long-term debt	389,096	781,505
Long-term debt - noncurrent	2,518,341	3,159,575
Other noncurrent liabilities	409,813	499,705
Stockholders' equity	14,914,172	15,882,495

Total Liabilities and Stockholders' Equity	$22,465,727	$24,261,032

Consolidated Statements of Operations

	Three months ended December 31		Year ended December 31
	2016	2015	2016	2015
	(Unaudited)	(Unaudited)	(Unaudited)	(Audited)
Product sales	$9,823,376	$11,358,169	$42,004,961	$47,759,553
Handling & freight income	814,273	936,521	3,507,875	4,009,304

Net Sales	10,637,649	12,294,690	45,512,836	51,768,857

Costs and expenses:
Cost of products sold	2,294,513	2,840,281	10,024,021	11,086,152
Distributor royalties and commissions	3,749,861	4,361,219	16,095,032	18,410,190
Selling, general and administrative	4,317,861	5,301,996	20,205,762	23,546,926

Total Costs and Expenses	10,362,235	12,503,496	46,324,815	53,043,268

Income (loss) from operations	275,414	(208,806)	(811,979)	(1,274,411)

Other income (expense):
Interest income	26,317	28,036	107,006	117,027
Interest expense	(24,521)	(26,379)	(106,682)	(113,881)
Other income (expense)	(30,919)	36,032	195,600	(191,402)

Income (loss) before income taxes	246,291	(171,117)	(616,055)	(1,462,667)
Provision (benefit) for income taxes	(26,000)	35,000	9,000	(238,000)

Net income (loss)	$272,291	($206,117)	($625,055)	($1,224,667)

Earnings (loss) per common share - Basic	$0.15	($0.11)	($0.34)	($0.67)
Weighted average shares	1,845,000	1,846,000	1,845,000	1,839,000

Earnings (loss) per common share - Diluted	$0.15	($0.11)	($0.34)	($0.67)
Weighted average shares	1,845,000	1,846,000	1,845,000	1,839,000

Reliv International, Inc. and Subsidiaries

Net sales by Market

(in thousands)	Three months ended December 31,				Change from
	2016		2015		prior year
	Amount	% of Net Sales	Amount	% of Net Sales	Amount	%

United States	$8,400	79.0%	$9,554	77.7%	$(1,154)	-12.1%
Australia/New Zealand	254	2.4%	296	2.4%	(42)	-14.2%
Canada	266	2.5%	269	2.2%	(3)	-1.1%
Mexico	111	1.0%	152	1.3%	(41)	-27.0%
Europe	1,147	10.8%	1,541	12.5%	(394)	-25.6%
Asia	460	4.3%	483	3.9%	(23)	-4.8%

Consolidated Total	$10,638	100.0%	$12,295	100.0%	$(1,657)	-13.5%

Net sales by Market

(in thousands)	Year ended December 31,				Change from
	2016		2015		prior year
	Amount	% of Net Sales	Amount	% of Net Sales	Amount	%

United States	$35,592	78.2%	$40,385	78.0%	$(4,793)	-11.9%
Australia/New Zealand	1,079	2.4%	1,280	2.5%	(201)	-15.7%
Canada	1,065	2.3%	1,297	2.5%	(232)	-17.9%
Mexico	530	1.2%	719	1.4%	(189)	-26.3%
Europe	5,491	12.0%	6,192	12.0%	(701)	-11.3%
Asia	1,756	3.9%	1,896	3.6%	(140)	-7.4%

Consolidated Total	$45,513	100.0%	$51,769	100.0%	$(6,256)	-12.1%

The following table sets forth, as of December 31, 2016 and 2015, the number of our Active Distributors/Preferred Customers and Master Affiliates and above. The total number of active distributors includes Master Affiliates and above. We define an active distributor as one that enrolls as a distributor or renews his or her distributorship during the prior twelve months. Master Affiliates and above are distributors that have attained the highest level of discount and are eligible for royalties generated by Master Affiliate groups in their downline organization. In February 2016, we introduced a formal Preferred Customer program in the United States and Canada. As a result, we are including Preferred Customers as part of our Active Distributor count. Preferred Customer programs were previously in place in Europe and other foreign markets. Preferred Customers represent approximately 5,050 and 4,180 of the Active Distributor count as of December 31, 2016 and 2015, respectively. The significant majority of these Preferred Customers are in Europe.

Active Distributors/Preferred Customers and Master Affiliates and Above by Market

	As of 12/31/2016		As of 12/31/2015		Change in %
	Active Distributors and Preferred Customers	Master Affiliates and Above	Active Distributors and Preferred Customers	Master Affiliates and Above	Active Distributors and Preferred Customers	Master Affiliates and Above

United States	27,220	4,080	32,310	4,740	-15.8%	-13.9%
Australia/New Zealand	1,530	130	1,700	140	-10.0%	-7.1%
Canada	840	150	1,200	230	-30.0%	-34.8%
Mexico	940	90	1,220	110	-23.0%	-18.2%
Europe	4,860	530	6,300	650	-22.9%	-18.5%
Asia	3,090	340	2,990	330	3.3%	3.0%

Consolidated Total	38,480	5,320	45,720	6,200	-15.8%	-14.2%